TRADEMARK LICENSE AGREEMENT

      THIS TRADEMARK LICENSE AGREEMENT (this "Agreement") is made and entered into as of March 30, 1998 (the "Effective Date"), by and between Harnischfeger Technologies, Inc., a Delaware corporation ("Licensor"), and Morris Material Handling, Inc., a Delaware corporation ("Licensee").

      WHEREAS, Affiliates of Licensor and Licensee are parties to that certain Recapitalization Agreement made and entered into as of January 28, 1998, as amended (the "Recapitalization Agreement"), pursuant to which this Agreement is made and attached as Exhibit A.

      WHEREAS, Licensee acknowledges and agrees that Licensor owns all right, title and interest in and to the Licensed Trademarks (as hereinafter defined); and

      WHEREAS, Licensee desires to acquire from Licensor, and Licensor desires to grant to Licensee, a sole and exclusive license to use the Licensed Trademarks for the limited purposes set forth herein.

      NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1 DEFINITIONS

      1.1 General. Any term used herein with initial capital letters and not otherwise defined herein shall have the meaning ascribed to such term in the Recapitalization Agreement.

      1.2 EBITDA. The term "EBITDA" shall mean, with respect to any particular fiscal period, net income before interest, taxes, depreciation and amortization for such period, calculated in accordance with Generally Accepted Accounting Principles used in the preparation of Audited Financial Statements. The calculation of EBITDA in respect of any particular fiscal period shall be discrete and without regard to such results of operations in any other preceding or subsequent fiscal period.

      1.3 Licensed Equipment. The term "Licensed Equipment" shall mean Licensed Original Equipment and Licensed Post-Original Equipment and Services, collectively.

      1.4 Licensed Original Equipment. The term "Licensed Original Equipment" shall mean original industrial cranes, hoists, winches, and other related types of industrial "through-the-air" material handling equipment; provided, however, that "Licensed Original Equipment" shall not include mining-related material handling equipment or any other material handling equipment intended to be moved from work-site to work-site on a regular basis.

      1.5 Licensed Post-Original Equipment and Services. The term "Licensed Post-Original Equipment and Services" shall mean aftermarket products (including repair parts, spare parts and modernizations) and services (including inspection, repair and maintenance) related to Licensed Original Equipment.

      1.6 Licensed Trademarks. The term "Licensed Trademarks" shall mean the trade names, trademarks and service marks "P&H" and "MAGNETORQUE," in any form or design used in the MHE Business as of the Closing Date and any other form or design, in each case consistent with the requirements of Section 5 of this Agreement, whether or not registered, and all registrations and applications to register in any country such trade name, trademark or service mark owned by Licensor, including but not limited to those set forth on Exhibit 1 hereto.

      1.7 Net Sales Price. The term "Net Sales Price" shall mean Licensee's or its Affiliates' net selling price to any unaffiliated third party after the deduction of normal trade and cash discounts, returns accepted for credit and, if separately itemized, applicable sales taxes, customs, duties and freight charges.

2 LICENSE

      2.1 Grant.

            2.1.1 Licensed Original Equipment. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a sole and exclusive, worldwide license to use the Licensed Trademarks on or in connection with the manufacture, distribution, marketing, advertising, promotion and sale of Licensed Original Equipment.

            2.1.2 Licensed Post-Original Equipment and Services. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a sole and exclusive, worldwide license to use the Licensed Trademarks on or in connection with the manufacture, distribution, provision, marketing, advertising, promotion and sale of Licensed Post-Original Equipment and Services.

      2.2 Sublicenses. Licensee shall have the right to sublicense any of its rights under this Agreement to any of its Affiliates and distributors according to terms and conditions approved in writing by Licensor, which approval shall not be unreasonably withheld. Excluding services from this limitation, any sublicenses granted to Licensee's distributors shall be limited to use of the Licensed Trademarks only in connection with Licensed Equipment manufactured by and sold to such distributors by Licensee or its Affiliates at their respective then-current normal prices. Licensee shall have no right to sublicense any of its rights under this Agreement to any Person other than its Affiliates and distributors, except with the prior written consent of Licensor and according to terms and conditions approved in writing by Licensor. All sublicenses granted under this Section 2.2 shall immediately terminate upon expiration or termination of this Agreement for any reason whatsoever. To the extent that any of Licensee's Affiliates or distributors are licensed, as of the Closing Date, to use the Licensed Trademarks in connection with Licensed Equipment, Licensee shall have the right to grant sublicenses to such Affiliates and distributors under the same terms and conditions under which such Affiliates and distributors are licensed as of the Closing

Date, provided that: (i) such licenses are in writing or reduced to writing within ninety (90) days following the Closing Date; (ii) Licensee uses its best efforts to modify such sublicenses to the extent necessary to make them consistent with this Agreement; and (iii) Licensee terminates any such sublicenses that are inconsistent with this Agreement as soon as permitted by the terms and conditions of such sublicenses.

      2.3 Limitations. No rights or licenses, express or implied, other than those granted in Sections 2.1 and 2.2 of this Agreement, are granted by this Agreement. The rights granted in Sections 2.1 and 2.2 of this Agreement extend only to the Licensed Equipment and the Licensed Trademarks. Except as licensed hereunder, Licensee shall not use any term, phrase or design that is confusingly similar to, or a colorable imitation or translation of the Licensed Trademarks, or any portion of the Licensed Trademarks, in any manner whatsoever, other than as used in the MHE Business on actual Licensed Equipment in existence as of the Closing Date, but only with respect to such actual Licensed Equipment in existence as of the Closing Date.

      2.4 Reservation of Rights. Licensor expressly reserves the right to use and license the Licensed Trademarks anywhere in the world for any purpose other than on or in connection with the manufacture, distribution, provision, marketing, advertising, promotion or sale of Licensed Equipment.

3 OWNERSHIP

      3.1 Licensor's Ownership. Licensee acknowledges and agrees that Licensor is the owner of all right, title and interest in and to the Licensed Trademarks (in any form or embodiment), and in and to any applications for registrations and registrations thereof, and is also the owner of the goodwill associated with or which shall become associated with the Licensed Trademarks in connection with the business and goods in relation of which the Licensed Trademarks has been, is or shall be used. Licensee acknowledges and agrees that the Licensed Trademarks is famous, well-known and internationally recognized. Licensee shall at any time, whether during or after the term of this Agreement, execute any documents reasonably required by Licensor to confirm Licensor's ownership rights. Licensor represents for the benefit of Licensee that it has not granted any licenses to any third parties with respect to the Licensed Trademarks with respect to the Licensed Equipment. Licensee acknowledges and agrees that it has received copies of all of the licenses and amendments thereto set forth on Exhibit 2 hereto and that those licenses are consistent with the foregoing representation made by Licensor.

      3.2 Licensee's Use. Licensee acknowledges and agrees that all use of the Licensed Trademarks by Licensee shall inure to the benefit of Licensor and hereby assigns any and all right, title or interest in or to the Licensed Trademarks and all the goodwill associated therewith that may accrue to the benefit of, or be acquired by, Licensee as a result of its exercise of the rights and licenses granted pursuant to this Agreement or otherwise. Sales by Licensee of Licensed Equipment in connection with the Licensed Trademarks shall be deemed to have been made by Licensor for purposes of trademark registrations of the Licensed Trademarks and all uses of the Licensed Trademarks by Licensee shall inure to the benefit of Licensor for such purposes.


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

      3.3 Licensor Representation as to Ownership. Licensor represents that it is the owner of the Licensed Trademarks and that, to the Knowledge of the Specified Employees, there are no third party rights that are inconsistent with the license being granted herein to Licensee.

      3.4 Goodwill. Any reference to goodwill hereunder shall only mean the consumer recognition or drawing power of a trade name, trademark or service mark; provided that nothing in this Agreement shall entitle Licensor (or any of its Affiliates) to any of Licensee's customer lists or to represent to customers of Licensee that the business of Licensee is or was that of Licensor.

4 QUALITY CONTROL

      4.1 Quality of Licensed Equipment. Licensee recognizes the importance of uniformity of the goods and services in connection with the Licensed Trademarks and maintenance of the high quality of workmanship, service and materials and of consistency in the merchandising, promotion and sale of such goods and services. Licensee represents, warrants and covenants that all Licensed Equipment manufactured, distributed, provided, marketed, advertised, promoted or sold by Licensee in connection with the Licensed Trademarks or bearing the Licensed Trademarks shall strictly conform to quality standards that are substantially equivalent to those standards used in the MHE Business as of the Closing Date. Licensor shall have the right, at any time and for good cause, to modify or supplement the quality standards to be maintained by Licensee in a manner consistent with the then-existing standards by providing reasonable advance written notice thereof to Licensee, provided that complying with such modifications or supplementations will not impose undue hardship on Licensee.

      4.2 Inspections. Licensor and its duly authorized representatives shall have the right to inspect, upon reasonable written notice and during normal business hours (unless requested by Licensee to be at other than normal business hours), each of Licensee's premises one time during each of Licensee's fiscal quarters during the term of this Agreement for the purpose of ensuring that Licensee complies with Section 4.1 of this Agreement. Upon Licensor's request, Licensee shall supply Licensor with all other information necessary to confirm that Licensee is complying with Section 4.1 of this Agreement.

5 USE OF TRADEMARKS

      5.1 Prior Approval Required. Licensee shall not, without Licensor's prior written consent, which consent shall not be unreasonably withheld, use the Licensed Trademarks, or any reproduction or variation thereof, in any manner whatsoever (including advertising and promotion), except as used in the MHE Business as of the Closing Date in a manner consistent with the requirements of
Section 5 of this Agreement. Licensee shall, at its own expense, submit to Licensor for Licensor's prior written approval, examples of any proposed modification or change to the uses of the Licensed Trademarks previously approved by Licensor.

      5.2 Standards. Licensee shall comply with Licensor's written requirements and


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

guidelines for using the Licensed Trademarks, which requirements and guidelines have been provided by Licensor to Licensee. Such requirements and guidelines shall include examples of the styles, scripts, colors and devices prescribed by Licensor. Licensor shall have the right, at any time and for good cause, to modify or supplement such requirements and guidelines in a manner consistent with the then-existing requirements or guidelines by providing reasonable advance written notice thereof to Licensee, provided that complying with such modifications or supplementations will not impose undue hardship on Licensee.

      5.3 Proper Usage. Licensee shall use the Licensed Trademarks in accordance with generally acceptable proper trademark usage standards. Licensee shall place all proper trademark notices after the Licensed Trademarks. Licensee shall strictly comply with all laws and regulations pertaining to the Licensed Trademarks in force at any time worldwide. Licensee shall not use the Licensed Trademarks in any manner to disparage Licensor or the reputation of Licensor nor take any action that will harm or jeopardize the Licensed Trademarks, or Licensor's ownership thereof, in any way. Licensee shall not use the Licensed Trademarks as part of a trademark, service mark or corporate name of any corporation or business organization, except with Licensor's prior written consent, which consent may be withheld in Licensor's sole discretion. Licensee shall not use the Licensed Trademarks in connection with any other trademark, service mark or trade name, except in the manner as presently used in the MHE Business or except with Licensor's prior written consent, which consent may be withheld in Licensor's sole discretion.

      5.4 Samples. At Licensor's reasonable request and at Licensee's expense, Licensee shall provide Licensor with copies, photographs or representative samples of advertising copy, promotional materials or other materials bearing the Licensed Trademarks.

      5.5 Registered User. To the extent required by the laws of any jurisdiction in which Licensee uses the Licensed Trademarks, Licensee agrees to execute registered user applications or agreements in a form specified by Licensor for the purposes of registration of Licensee as a registered user of the Licensed Trademarks. For this purpose, Licensor shall execute and deliver any and all documents and instruments as may be required for the purposes of registration of Licensee as a registered user of the Licensed Trademarks.

6 PROTECTION OF TRADEMARKS

      6.1 Validity and Enforceability. Licensee shall not, during the term of this Agreement or any time thereafter, contest or assist any other party in contesting the validity or enforceability of or Licensor's ownership of all right, title and interest in and to the Licensed Trademarks.

      6.2 Notice of Infringement. Licensee shall promptly notify Licensor of any apparent infringement or dilution of the Licensed Trademarks of which Licensee is aware.

      6.3 Enforcement. Licensor, at its sole cost and expense and in its own name, may


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

prosecute and defend any action or proceeding that Licensor deems necessary or desirable to protect the Licensed Trademarks, including but not limited to actions or proceedings involving infringement or dilution of the Licensed Trademarks. Licensee, upon written request by Licensor, shall join Licensor in any such action or proceeding at Licensor's sole cost and expense. Licensee shall not commence any action or proceeding alleging infringement or dilution of the Licensed Trademarks and shall not defend any such action unless it first makes written demand upon Licensor to do so. Any and all damages recovered in any action or proceeding commenced by Licensor based on the Licensed Trademarks shall belong solely and exclusively to Licensor, except to the extent such damages are based upon infringement of the Licensed Trademarks in connection with the Licensed Equipment, in which case, Licensee shall be entitled to (a) the amount of such damages that exceed the total cost to Licensor of bringing such action or proceeding minus (b) a royalty equal to three-fourths of one percent (3/4%) of such damages that relate to a period of time during which royalties were due. With respect to any and all damages recovered in any action or proceeding commenced by Licensee based on the Licensed Trademarks, Licensor shall be entitled to (a) the amount of such damages that exceed the total cost to Licensee of bringing such action or proceeding multiplied by (b) a royalty rate equal to three-fourths of one percent (3/4%) with respect to such damages that relate to a period of time during which royalties were due, and if otherwise, zero.

      6.4 Cooperation. Licensee shall cooperate with Licensor in the execution, filing and prosecution of any trademark applications or renewal documents that Licensor files for the Licensed Trademarks and, for that purpose, Licensee shall supply to Licensor from time to time such samples, containers, labels and similar material as may reasonably be required. Licensee shall reasonably cooperate with Licensor to do all acts necessary or desirable for maintaining, renewing, protecting, strengthening, and enforcing the Licensed Trademarks. Licensor shall, at Licensee's reasonable request and sole expense, in Licensor's name, apply for new registrations of and renew existing registrations of the Licensed Trademarks in connection with Licensed Equipment. The foregoing sentence shall not limit or restrict Licensor's ability to apply for new registrations or renew existing registrations of the Licensed Trademarks in connection with Licensed Equipment at its own option and expense.

7 ROYALTIES AND PAYMENT

      7.1 Royalties. As compensation to Licensor for all rights granted to Licensee hereunder, beginning twelve (12) months after the Effective Date and continuing for a period of ten (10) years thereafter, Licensee shall pay Licensor a royalty equal to three-fourths of one percent (3/4%) of the total Net Sales Price of all Licensed Equipment (including newly developed or acquired goods and services constituting Licensed Equipment) distributed, provided or sold by Licensee and its Affiliates during such time period, regardless of whether such Licensed Equipment bears the Licensed Trademarks (including but not limited to Licensed Equipment distributed, provided or sold under trademarks other than the Licensed Trademarks). In computing such Net Sales Price, no deduction shall be made for uncollectible accounts or for any costs associated with the manufacture, distribution, provision, marketing, advertising, promotion or sale of Licensed Equipment. Such royalty shall be payable on all such Licensed Equipment


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

manufactured, distributed, provided, marketed, advertised, promoted or sold by Licensee and its Affiliates even if such manufacture, distribution, provision, marketing, advertising, promotion or sale is in violation of this Agreement. Any payment of such royalty shall be without prejudice to Licensor's right to terminate this Agreement on account of such violation. Only one royalty payment shall be made as to any given item of Licensed Equipment, provided that such royalty payment shall be based upon the highest Net Sales Price for such Licensed Equipment.

      7.2 Payment Terms. No more than ninety (90) days following the end of each of Licensee's fiscal years during which royalty payments are due (the first such payment to be due January 30, 2000), Licensee shall pay to Licensor all royalties due and payable for such fiscal year (including partial fiscal years on a pro rata basis) pursuant to Section 7.1 of this Agreement. All such payments shall be made in U.S. dollars to the address set forth below or at such other address or addresses as Licensor may designate in writing from time to time:

                      Harnischfeger Technologies, Inc.
                      3513 Concord Pike, Suite 3001
                      Wilmington, DE  19803
                      Attn:  Accounts Receivable

      7.3 Royalty Deferral. In the event that the EBITDA of Licensee's parent, MMH Holdings, Inc., a Delaware corporation, for a particular fiscal year, after deducting the royalty owed for such year, would be less than forty-five million nine hundred thousand dollars ($45,900,000), Licensee may defer payment of such royalty for up to two (2) fiscal years from the end of the royalty period to which such payment relates. Licensee may exercise the right in the preceding sentence twice during the term of this Agreement; provided, each right shall be limited exclusively to the royalty payment relating to the current period for which such right is exercised. Within thirty days of the end of a deferral period, Licensee shall pay Licensor the deferred royalties plus simple interest at the rate of twelve (12%) per annum. Notwithstanding anything to the contrary, no royalty payment shall be deferred for a period of greater than two (2) fiscal years.

8 ACCOUNTING; BOOKS AND RECORDS

      8.1 Accounting. Licensee shall provide to Licensor, within ninety (90) days after the end of each of its fiscal years during which royalty payments are due, complete and accurate statements, certified by the chief financial officer of Licensee as accurate, showing all information necessary to calculate the total Net Sales Price of all Licensed Equipment distributed, provided or sold by Licensee and its Affiliates during such fiscal year. For this purpose, Licensee shall use the form of statement provided by Licensor, or, if no such form is provided by Licensor, such form or statement as may be reasonably acceptable to Licensor.

      8.2 Books and Records. Licensee shall keep, during each of its fiscal years during which royalty payments are due and for a period of six (6) months following the end of the last such fiscal year, accurate books of account and records covering all transactions relating to this Agreement and all other records and information necessary to calculate the total Net Sales Price


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

of all Licensed Equipment distributed, provided or sold by Licensee and its Affiliates during each of its fiscal years during which royalty payments are due. Licensor and its duly authorized representatives, at Licensor's sole cost and expense, upon reasonable notice, shall have the right, at least twice during each of Licensee's fiscal years during which royalty payments are due and once during the six (6) month period following the end of the last such fiscal year, during normal business hours, to examine such books of account, records and other information and all other accounts, records, information, materials and inventory in the possession or under the control of Licensee with respect to the subject matter of this Agreement. Licensor shall have full and free access thereto and shall have the right to make copies and extracts therefrom.

      8.3 Audit. Once during each of Licensee's fiscal years during which royalty payments are due and once during the six (6) month period following the end of the last such fiscal year, upon demand of Licensor with reasonable notice, Licensee shall, at Licensor's expense, furnish to Licensor a detailed statement by an independent certified public accountant selected by Licensor showing all information necessary to calculate the total Net Sales Price of all Licensed Equipment distributed, provided or sold by Licensee and its Affiliates during each of Licensee's fiscal years during which royalty payments are due.

      8.4 Errors. If as a result of an audit conducted pursuant to Section 8.3 of this Agreement Licensee is required to make additional payments to Licensor in excess of ten percent (10%) of the total previously paid by Licensee during Licensee's fiscal year that immediately precedes such audit, Licensee shall reimburse Licensor for all expenses incurred in connection with such examination or audit, and interest will accrue from the date such payment was originally due at one percent (1%) per month or the highest lawful rate, whichever is lower.

9 TERM AND TERMINATION

      9.1 Term.

            9.1.1 Licensed Original Equipment. The term of the license granted under Section 2.1.1 of this Agreement shall begin on the Closing Date and, unless this Agreement is earlier terminated pursuant to Section 9.2 or Section
13.15 of this Agreement, continue until fifteen (15) years after the date of the earlier to occur of the following: (i) the consummation of a public offering of Licensee's or its direct or indirect parent's or successors' common stock (excluding, for purposes hereof, transactions in connection with the Closing);
(ii) the sale of Licensee or its direct parent or successor to any unaffiliated third party (whether by sale of a majority of stock, sale of a majority of assets, merger, consolidation or otherwise); or (iii) a Change of Control (as such term is defined in the Indenture dated March 30, 1998 relating to the Licensee's 9 1/2% Senior Notes due 2008 (as in effect on the date hereof)).

            9.1.2 Licensed Post-Original Equipment and Services. The term of the license granted under Section 2.1.2 of this Agreement shall begin on the Closing Date and, unless this Agreement is earlier terminated pursuant to Section 9.2 or
Section 13.15 of this Agreement, continue until twenty two (22) years after the date of the earlier to occur of the following: (i) the


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

consummation of a public offering of Licensee's or its direct or indirect parent's or successors' common stock (excluding, for purposes hereof, transactions in connection with the Closing); (ii) the sale of Licensee or its direct parent to any unaffiliated third party (whether by sale of a majority of stock, sale of a majority of assets, merger, consolidation or otherwise); or
(iii) a Change of Control (as such term is defined in the Indenture dated March 30, 1998 relating to the Licensee's 9 1/2% Senior Notes due 2008 (as in effect on the date hereof)).

      9.2 Termination for Default. Either party may terminate this Agreement by written notice at any time following the occurrence of any one or more of the following events: (i) the other party ceases to do business; (ii) the other party makes an assignment for the benefit of creditors; or (iii) the other party materially breaches this Agreement and does not cure such breach within ninety
(90) days after receiving written notice of such breach.

      9.3 Effect of Termination. Upon expiration or termination of this Agreement for any reason whatsoever, Licensee shall, and shall cause all of its sublicensees to, discontinue immediately all use of the Licensed Trademarks and, with respect to all materials bearing the Licensed Trademarks, either: (i) destroy immediately such materials; or (ii) remove the Licensed Trademarks from such materials or overlabel the Licensed Trademarks appearing on such materials. Notwithstanding the foregoing, upon termination of this Agreement for any reason other than Licensee's breach of its obligations set forth in Section 4 of this Agreement or pursuant to Section 13.15 of this Agreement, Licensee shall have the right, during the period of nine (9) months following such termination, to dispose of its inventory of materials, equipment or parts bearing the Licensed Trademarks existing as of the date of such termination, so long as Licensee complies with all of the terms and conditions of this Agreement during such nine
(9) month period. Licensee shall also have the right to use the Licensed Trademarks (in the manner prescribed by this Agreement) to the extent necessary to comply with the terms and conditions of any definite purchase orders accepted by Licensee and in existence as of the date of such termination. Licensee shall have no obligation to retrieve or recall any equipment, parts or material distributed prior to such expiration or termination. Nothing herein shall prohibit Licensee or any of its sublicensees from making reference to the fact that the parts it or they sell or distribute are for P&H equipment, or a statement to that effect; provided that any such reference or statement does not infringe Licensor's rights in and to the Licensed Trademarks. An officer of Licensee shall certify in writing to Licensor that Licensee has complied with the requirements of this Section 9.3. Licensee shall execute any and all documents necessary to terminate of record any of Licensee's rights hereunder, which documents shall be prepared by Licensor at Licensor's expense. Notwithstanding Licensee's discontinuance of use of the Licensed Trademarks, for as long as Licensee or its successors are doing business in connection with Licensed Equipment, Licensor and its Affiliates shall never use, or license third parties to use, the Licensed Trademarks (or any mark confusingly similar thereto) in connection with Licensed Equipment after termination or expiration of this Agreement. Except as set forth above, or as otherwise permitted by law, upon expiration or termination of this Agreement, Licensee and its Affiliates shall never use the Licensed Trademarks (or any mark confusingly similar thereto) in connection with Licensed Equipment at any time after such expiration or termination.


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

10 DISCLAIMER OF WARRANTY

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE LICENSED
TRADEMARKS AND THIS AGREEMENT.

11 INDEMNIFICATION AND INSURANCE

      11.1 Indemnification by Licensee. Licensee shall indemnify, defend, protect and forever hold harmless Licensor and each of its Affiliates, and the shareholders, officers, directors, representatives, partners, members, employees, agents, successors and assigns of Licensor and each of its Affiliates from and against all actual damages, losses, liabilities (including, but not limited to, judgments and settlements entered into in good faith), taxes, penalties, fines, claims, suits, injunctions, proceedings, liens, demands, charges, costs and expenses paid or payable to third parties of any kind or nature (including attorneys' fees and expenses of counsel selected by Licensor) incurred by Licensor ("Indemnifiable Damages") for which they or any of them become liable or may incur or be compelled to pay in any action or claim against them or any of them, for or by reason of any breach of warranty, covenant or agreement by Licensee contained herein or any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its agents, servants, officers, directors and employees in connection with Licensee's performance or enjoyment of this Agreement, including without limitation: (i) the manufacturing, distribution, provision, marketing, advertising, promotion, sale or use of any Licensed Equipment bearing the Licensed Trademarks or with which the Licensed Trademarks is associated; or (ii) any use by Licensee of the Licensed Trademarks, except as set forth in Section 11.2 of this Agreement. The limitations set forth in Section 12 of this Agreement shall not apply to this
Section 11.1.

      11.2 Indemnification by Licensor. Licensor shall indemnify and hold harmless Licensee, its officers, directors, employees and Affiliates from any and all liability arising out of any third party suit, action, legal proceeding, claim or demand, of whatever kind or character, including claims of trademark or service mark infringement or unfair competition, that the use by Licensee of the Licensed Trademarks, as authorized and approved by Licensor pursuant to this Agreement, violates the rights of such third party. Licensor's obligations under this Section 11.2 shall apply only to those acts that occur during the period during which royalties are due, and only if: (i) Licensee promptly notifies Licensor of any claim giving rise to such liability and fully discloses to Licensor all information relating to such claim; (ii) Licensee provides reasonable cooperation to Licensor in the defense of all such claims, which defense costs and expenses, and to the extent that Licensee incurs any legal expenses that have been approved in writing by Licensor for providing assistance in the defense of any such claims, shall be Licensor's responsibility; (iii) Licensee neither acts nor fails to act in such manner as may jeopardize or compromise such defense or hinder Licensor in providing such defense; and (iv) the claim is by either (a) a third party licensed by Licensor to use the Licensed Trademarks other than under any of the licenses set forth on Schedule 4(l)(i) of the Recapitalization Agreement or Exhibit 2 hereto, or (b) any other third party whose rights the Specified Employees had Knowledge of as of the Effective Date. The limitations set forth in Section 12 of this Agreement shall not apply to this


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

Section 11.2.

      11.3 Insurance. In furtherance of Licensee's covenants contained in
Section 11.1 of this Agreement, Licensee shall maintain in full force and effect during the term of this Agreement and for a period of five (5) years thereafter policies of insurance against product liability and other liabilities with financially sound and reputable insurance companies in at least such amounts, against at least such risks and with such levels of self-retention as are usually insured against in the same general area by companies engaged in the same or similar business and, upon request by Licensor, to provide Licensor with evidence of such policies.

12 LIMITATION OF LIABILITY

EXCEPT TO THE MINIMUM EXTENT REQUIRED BY APPLICABLE LAW, LICENSOR SHALL NOT BE LIABLE TO LICENSEE OR ANY THIRD PARTY FOR ANY DIRECT DAMAGES OR FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST OR ANTICIPATED REVENUES OR PROFITS) ARISING FROM ANY CLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE LICENSED TRADEMARKS, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF THE PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. LICENSEE ACKNOWLEDGES AND AGREES THAT THE FOREGOING LIMITATION SHALL NOT BE DEEMED OR ALLEGED BY LICENSEE TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

13 MISCELLANEOUS

      13.1 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by a duly authorized representative of the party against whom it is being enforced. No waiver by any party of any default, misrepre sentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      13.2 Approvals. Licensee understands that this License may not constitute all the consents or licenses required in order to manufacture, distribute, provide, market, advertise, promote or sell the Licensed Equipment.

      13.3 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

      13.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      13.5 Dispute Resolution. In the event of a dispute between the parties arising under or relating to this Agreement, such dispute shall promptly be resolved in accordance with the provisions for dispute resolution set forth in the Recapitalization Agreement.

      13.6 Entire Agreement. This Agreement together with the Recapitalization Agreement (including the documents incorporated herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof.

      13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      13.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      13.9 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      13.10 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

      13.11 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to Licensor:                     Copy to:
      ---------------                     --------
      Harnischfeger Technologies, Inc.    Kirkland & Ellis
      3513 Concord Pike, Suite 3001       200 East Randolph Drive
      Wilmington, DE  19803               Chicago, IL 60601
      Attn:  President                    Attn:  Keith S. Crow
      Telephone No.: (302) 477-0644       Telephone No.:(312) 861-2000
      Facsimile No.: (302) 477-0578       Facsimile No.:(312) 861-2200

      If to Licensee:                     Copy to:
      ---------------                     --------
      Morris Material Handling, Inc.      Akin, Gump, Strauss, Hauer & Feld,
      315 West Forest Hill Avenue         L.L.P. Suite 400
      Oak Creek, WI  53154                1333 New Hampshire Avenue, N.W.
      Attn:  General Counsel              Washington, D.C.  20036
      Telephone No.:(414) 764-8593        Attn:  Russell W. Parks, Jr.
      Facsimile No.:(414) 764-8594        Telephone No.:(202) 887-4000
                                          Facsimile No.:(202) 887-4288

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      13.12 Relationship of the Parties. This Agreement does not constitute Licensee as the agent or legal representative of Licensor or Licensor as the agent or legal representative of Licensee for any purpose whatsoever. Licensee is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Licensor or to bind Licensor in any manner or thing whatsoever; nor is Licensor granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Licensee or to bind Licensee in any manner or thing whatsoever. No joint venture or partnership between Licensee and Licensor is intended or shall be inferred.

      13.13 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      13.14 Submission to Jurisdiction. Each of the parties consents to the exclusive jurisdiction of the federal courts of the Eastern District of Wisconsin for any legal action, suit, or proceeding arising out of or in connection with this Agreement, and agree that any such action, suit, or proceeding may be brought only in such courts. If such forum is not available, each of the parties consents to the exclusive jurisdiction of the Milwaukee County Circuit Court for any such action, suit or proceeding. Each of the parties further waives any objection to the laying of venue for any such suit, action, or proceeding in such courts. Each party agrees to accept and acknowledge service of any and all process that may be served in any suit, action, or proceeding. Each party agrees that any service of process upon it mailed by registered or certified mail, return receipt requested to such party at the address provided in Section 13.11 of this Agreement shall be deemed in every respect effective service of process upon such party in any such suit, action, or proceeding. Each party agrees to waive any right it might have to a trial by jury in any such suit, action or proceeding.

      13.15 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein, their respective Affiliates and their permitted successors and assigns. Licensee (and any permitted successor or assign) may assign or transfer its rights hereunder only as part of a merger or consolidation with, or the sale, exchange or other transfer of all or substantially all of its assets to, any Person other than a Licensor Competitor (as defined below). Any attempted assignment made in violation of this Agreement shall be null and void. As used in this Agreement, the term "Licensor Competitor" shall mean any Person that engages in a business or enterprise that competes on a significant level with (i) any business or enterprise conducted by HII or its Subsidiaries immediately after the Closing Date or (ii) any other business or enterprise conducted by HII or its Subsidiaries in the future (other than as a result of the acquisition of HII by a third party) that accounts for at least twenty percent (20%) of HII's gross revenue on a consolidated basis. If a Licensor Competitor (x) acquires more than fifty percent (50%) of Licensee's or its direct or indirect parent's voting stock (or more than fifty percent (50%) of the voting stock of a permitted successor or assign) or (y) acquires, directly or indirectly, the power to direct or cause the direction of Licensee's (or a permitted successor's or assign's) management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), Licensee shall immediately notify Licensor in writing of such acquisition or this Agreement shall automatically terminate and be of no further force and effect. Licensor shall have the right to terminate this Agreement, at its sole discretion, within thirty (30) days after receiving such notice.

      13.16 Survival. To the extent the terms of this Agreement provide for rights, interests, duties, claims, undertakings or obligations subsequent to the termination or expiration of this Agreement, the terms of this Agreement shall survive such termination or expiration, including but not limited to the terms contained in Articles 8, 9, 10, 11 and 12 of this Agreement.

      13.17 Confidentiality and Use Restriction. Any confidential information, drawings, specifications and technical data furnished to Licensor under this Agreement (including non-public information learned by Licensor as a result of Licensor's inspection right under this Agreement) shall remain the property of Licensee, shall be used by Licensor only for the purpose of exercising its rights under this Agreement, and shall be retained in confidence by Licensor. Licensor shall use the same degree of care as it uses to protect its own confidential information of a similar nature, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination or publication of such confidential information, drawings, specifications and technical data. No such confidential information, drawings, specifications or technical data shall be copied or, except as set forth above, otherwise used without the prior written consent of Licensee.

                                    * * * * *

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MORRIS MATERIAL                     HARNISCHFEGER TECHNOLOGIES,  INC.
HANDLING, INC.


By: /s/ David D. Smith              By: /s/ John P. Garniewski, Jr.
    ----------------------------        ---------------------------

Name: David D. Smith                Name: John P. Garniewski, Jr.
     ---------------------------         --------------------------

Title: Vice President               Title: President
      --------------------------          -------------------------